EXHIBIT 99.1

                   CHINA 3C GROUP DELAYS ANNUAL REPORT FILING

          -- COMPANY EXPECTS TO FILE ANNUAL REPORT BY APRIL 15, 2009 --

     HANGZHOU, China, April 3 -- China 3C Group ("China 3C" or the "Company") (OTC Bulletin Board: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced that the Company has delayed the filing of its annual report on 10-K due to additional time needed for its new external auditor to complete the audit for the year ended December 31, 2008. As a result of the Company's inability to file its annual report on Form 10-K by March 31, 2009, the Company's ticker symbol has temporarily changed to "CHCGE." The Company plans to file its annual report by April 15, 2009. Once the annual report is filed, the Company's ticker symbol will revert back to "CHCG."

     About China 3C Group

     China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The Company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The Company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

     Forward-looking Statements

     Certain statements set forth in this press release constitute "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

     For more information, please contact:

     Jason Yuan, Vice President
     China 3C Group
     Email: ir@china3cgroup.com

     Bill Zima
     ICR, Inc.
     Tel: +86-10-6599-7969